Jason McLaughlin, B.Sc. (Geology)

Consulting Geologist

51-2562 Whiteley Court, North Vancouver, B.C. V7J 2R5

TEL: 604-355-6003

e-mail: jasonmclaughlin@gmail.com

CONSENT OF GEOLOGICAL CONSULTANT

Re: Prospectus of Oaxaca Resources Corp. dated June 20, 2014

We hereby consent to the inclusion and reference of our report “Geological Report on the Elizabeth Property”, dated May 21, 2014, in the Form S1 Registration Statement to be filed by Oaxaca Resources Corp., with the United States Securities and Exchange Commission.  We concur with the summary of the aforesaid report incorporated into the above Prospectus of Oaxaca Resources Corp., and consent to our being named as an expert therein.

Dated the 20th day of June 2014

Jason McLaughlin, B.Sc.

Per /s/ Jason McLaughlin

     Jason McLaughlin, B.Sc.